Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of TKK Symphony Acquisition Corporation (the “Company”) on Form S-1 of our report dated April 27, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of TKK Symphony Acquisition Corporation as of March 31, 2018 and for the period from February 5, 2018 (inception) through March 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, NY

July 30, 2018